Applied NeuroSolutions Announces Appointment of Robert S. Vaters as Chairman of The Board of Directors

Vernon Hills, IL June 27, 2006 - Applied NeuroSolutions, Inc. (OTC BB:APNS, www.appliedneurosolutions.com), a biopharmaceutical company focused on novel therapeutic targets for treatment of, and diagnostics for, Alzheimer’s disease (AD), today announced the appointment of Robert S. Vaters as Chairman of the Board of Directors.

The Board of Directors appointed Robert S. Vaters as Chairman of the Board, to replace Bruce N. Barron, a former Company CEO, who will remain a Director. Mr. Vaters, who has been a Director of the Company since October 2005, is currently a General Partner in Med Opportunity Partners LLC, a New York based private equity firm. Previously, Mr. Vaters was Executive Vice President, Strategy and Corporate Development of Inamed Corporation (NASDAQ: IMDC) from November 2004 to March 2006 after serving as Inamed's Chief Financial Officer from August 20, 2002 to November 2004.

Commenting on his appointment as Chairman, Mr. Vaters noted, “I am excited to become Chairman of The Applied NeuroSolutions Board of Directors. The Company has a strong core technology platform emanating from Dr. Peter Davies labs at Albert Einstein College of Medicine. I look forward to providing strategic direction and help steward the company towards commercialization of Dr Davies breakthroughs in the field of Alzheimer’s disease.”

Mr. Barron added, “I am pleased to be stepping down in order to allow Bob Vaters to assume the Chairmanship of APNS. I have worked closely with Bob since he joined the Board of APNS in October of 2005, and appreciate the strategic vision he brings to APNS. His insight and background in licensing, business development, and executive decision-making and execution will be great assets in moving the Company forward and enhancing shareholder value. I have enjoyed my almost seven years as Chairman and look forward to continuing to serve as a member of the Board”

About Applied NeuroSolutions

Applied NeuroSolutions, Inc. (OTC BB: APNS) is developing products to discover novel therapeutic targets for Alzheimer's disease (AD) as well as diagnose AD. The company’s technology is based on discoveries originating from the Albert Einstein College of Medicine. Applied NeuroSolutions has developed a cerebrospinal fluid (CSF) test to detect early-stage Alzheimer's disease with an 85%-95% accuracy in more than 3,500 patient samples. There are approximately 2 million new patients annually worldwide who are candidates for an AD CSF diagnostic test, according to the research firm Datamonitor. The company is also developing a blood serum-based screening test, as well as novel therapeutic targets for treatment of AD. Alzheimer's disease currently afflicts over 4 million Americans, and the market for AD therapy is expected to grow to 21 million patients by 2010 in the seven major pharmaceutical markets (USA, France, Germany, Italy, Spain, U.K. and Japan) according to BioPortfolio, Ltd. There is currently no FDA-approved diagnostic test to detect Alzheimer's disease. For more information, visit www.appliedneurosolutions.com.

Contact:
Applied NeuroSolutions, Inc.
David Ellison, CFO, 847-573-8000

This press release contains forward-looking statements. Applied NeuroSolutions wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.appliedneurosolutions.com, and review the company's filings with the Securities and Exchange Commission.

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